Consent of Independent Registered Public Accounting Firm
The Board of Directors
Heartland Financial USA, Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333‑190856, 333-177308, and 333-81374 on Forms S-3; Nos. 333-125089 and 333-181481 on Forms S-8; and Nos. 333-201854, 333-206548, and 333-208400 on Form S-4) of Heartland Financial USA, Inc. of our reports dated March 11, 2016, with respect to the consolidated balance sheets of Heartland Financial USA, Inc. and subsidiaries (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10‑K of Heartland Financial USA, Inc.
Our report dated March 11, 2016, on the effectiveness of internal control over financial reporting as of December 31, 2015, contains an explanatory paragraph that states the Company acquired Premier Valley Bank, on November 30, 2015, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015. The Premier Valley Bank internal control over financial reporting associated with total assets of $765.5 million and net income of $1.0 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2015. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Premier Valley Bank.
Des Moines, Iowa
March 11, 2016